PROJECT AND EXPENDITURE AUTHORIZATION ("PEA")
made as of this 6th day of April, 2011

TO:           NOVA Gas Transmission Ltd. (the "Company")

1.	The Work

Quicksilver Resources Canada Inc. ("Customer") hereby authorizes Company to perform, or cause to be performed, all services and work (the "Work") which Company or its agent acting reasonably may deem necessary or appropriate for the preliminary study, engineering, design, procurement, regulatory approval, construction, and installation of:

(a)	Horn River Mainline (Komie North Section) from a-66-A/94-O-15 and extending to d-64-J/94-P-4 (the "Pipeline"); and

(b)	Fortune Creek meter station located at a-66-A/94-O-15 (the "Meter Station");

each of which are more fully described and set out in Schedule "A" (collectively the "Facilities").

The parties agree that in performance of the Work, Company is acting in its own right and not as the agent or representative of Customer.

2.	The Service Documents

Company proposes that the Facilities will be an extension of the Company’s Alberta System (“Alberta System”).  Company intends to apply to the National Energy Board to extend the Alberta System from a location near the proposed Cabin meter station to receipt points in the Horn River area in northeast British Columbia, and the connection of the Facilities to the proposed Horn River mainline at or near d-64-J/94-P-4 (collectively the “Pipeline Project”). Customer shall, within 10 Banking Days of receipt  of this PEA from Company, execute and deliver to Company the service documents attached as Schedule B and such other documents reasonably required by Company, (the “Service Documents”), for the receipt of 8498.4 103m3/d of natural gas at the Meter Station (the “Service”). The Service shall be provided in accordance with the Alberta System Gas Transportation Tariff as amended from time to time (the “Alberta System Tariff”). If Customer fails to execute and deliver the Service Documents on or before the date requested by Company, Company may suspend the Work or terminate this PEA by giving written notice to Customer.

3.	The Customer Authorized Amount

Customer hereby authorizes Company to incur such costs and expenses for the account of Customer, as Company may deem necessary or appropriate, up to a maximum amount of $265,000,000 plus applicable taxes (the "Customer Authorized Amount") in order to complete the Work for the Facilities.  Customer acknowledges and agrees that the Customer Authorized Amount is not a firm estimate, quotation or price, but is only a preliminary estimate of Customer’s proportionate share as determined by Company of the total costs and expenses for the Facilities.  The total estimated cost of the Work for the Facilities is $265,000,000 plus applicable taxes.

4.	Changes to Customer Authorized Amount, the Scope of Work or the Facilities

If Company determines in the performance of the Work that Company will incur costs and expenses which will exceed the aggregate of the Customer’s Authorized Amount and the authorized amount for all other customers who have executed a PEA for the Facilities or there is a change in scope of Work or Facilities, Company shall not be obligated to continue the performance of the Work.  In such event Company shall forward to Customer amendments to this PEA and any other documents reasonably required by Company, which when executed shall be good and sufficient authorization for Company to incur such additional costs and expenses or change the scope of Work and/or Facilities for the account of Customer.  Customer shall within ten (10) Banking Days, or such other date agreed to by Company, of receipt of any such amendment, execute and deliver such amendments to Company, unaltered and without any revisions whatsoever, failing which, Company may in its sole discretion give written notice to Customer terminating this PEA.

In the event that one or more additional customers executes a PEA and any other documents required by Company for the Facilities after April 6th , 2011, Company shall promptly notify Customer of the reduction in the total estimated cost of the Work for the Facilities attributable to the account of Customer. Company shall forward to Customer amendments to this PEA, the financial assurance documents described in paragraph 9, and any other documents reasonably required by Company, reflecting such reduction. Customer shall within ten (10) Banking Days, or such other date agreed to by Company, of receipt of any such amendment, execute and deliver such amendments to Company, unaltered and without any revisions whatsoever, failing which, Company may in its sole discretion give written notice to Customer terminating this PEA.

5.	Customer Approvals

Customer will proceed with due diligence to obtain all necessary permits, certificates, licences and authorizations from all governmental or regulatory authorities having jurisdiction over the construction of any facilities required by Customer for the Service ("Customer Approvals").  Customer shall on or before the commencement of the construction of the Facilities or such later date agreed to by Company (the “Customer Approval Date”) provide evidence satisfactory to Company that Customer has obtained or will obtain all Customer Approvals.  If Customer fails to obtain any Customer Approvals on terms and conditions satisfactory to Customer on or before the Customer Approval Date or if Company determines in its sole discretion that Customer is not proceeding with due diligence to obtain any Customer Approvals, Customer or Company as the case may be, may give written notice to the other, terminating this PEA.

Company shall use all reasonable efforts to assist Customer in obtaining any Customer Approvals and Company shall provide Customer with any information or documentation Customer determines necessary to obtain any Customer Approvals.

6.	Company Approvals

Company shall proceed with due diligence to obtain all necessary approvals, permits, certificates, licenses, and authorizations from all corporate (including Board of Director approvals), and governmental or regulatory authorities having jurisdiction over Company, the Pipeline Project and the Facilities (including National Energy Board (“NEB”) approvals) in order that Company may complete the Pipeline Project, perform the Work and provide the Service as set out in the Service Documents (the "Company Approvals"). If Company fails to obtain any of the Company Approvals on terms and conditions satisfactory to Company, Company may in its sole discretion give Customer written notice, terminating this PEA.

Customer shall use all reasonable efforts to assist Company in obtaining any Company Approvals and Customer shall provide Company with any information or documentation Company determines necessary to obtain any Company Approvals.

7.	Customer Termination

Customer shall be entitled subject to any rights and obligations in this PEA, including obligations to pay under paragraph 10, to terminate this PEA on or before March 1st, 2012 for any reason upon giving written notice to Company.

8.	Company Termination

In the event another customer who has executed a PEA for the Facilities terminates or has its PEA terminated (the “Terminating Customer”) Company shall give notice to all other customers who have executed PEAs for the Facilities (the “Remaining Customers”) that a customer’s PEA has been terminated and that Company may suspend the Work on the Facilities.  Company will use reasonable efforts to facilitate the reallocation of the Terminating Customer’s Authorized Amount among the Remaining Customers.  If Company determines it is unable to reallocate the Terminating Customer’s Authorized Amount or if Company has not received executed new or amended PEAs for any reallocated amount within the time specified by Company, Company may, in addition to Company’s other rights to terminate as provided for in this PEA, terminate this PEA.

If this PEA is terminated for any reason, Customer consents to Company releasing the following information to the Remaining Customers:

(a)	Customer’s Authorized Amount; and

(b)	The Meter Station and the location.

If the Work is subsequently terminated, any payment received by Company from the Terminating Customer pursuant to paragraph 10 shall be credited against each Remaining Customer’s Authorized Amount for each Remaining Customer in proportion to the amount of the Terminating Customer’s Authorized Amount assumed by such Remaining Customer, if such Remaining Customer has provided Company with an executed new or amended PEA for the increase to such Remaining Customer’s Authorized Amount.

9.	Financial Assurances

Company may at any time during the term of this PEA require Customer to provide financial assurances to Company, and such financial assurances shall be provided by Customer in a type and form acceptable to Company. For the purposes of this PEA, Company and Customer agree that acceptable financial assurances shall include one or more irrevocable standby letters of credit in a form acceptable to Company, issued or confirmed  by a Schedule 1 Canadian bank or a major U.S. commercial bank that is acceptable to Company with, in any case, a long-term senior unsecured, unsubordinated debt rating (not supported by third party credit enhancement) of at least "A" by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or its successor and "A2" by Moody’s Investors Service, Inc., or its successor. Based on Company’s current forecasted spend profile, Company estimates that the financial assurances that will be requested from Customer will be equivalent to the following percentage of the Customer Authorized Amount as of the dates set forth below:

Date	Percent of the Customer Authorized Amount
April 6th, 2011	5%
June 1, 2011	11%
March 1, 2012	23%
October 1, 2012	37%
July 1, 2013	50%
October 1, 2013	100%

If Customer fails to provide such financial assurances within ten (10) Banking Days from request by Company, Company may in its sole discretion suspend its performance of the Work and/or give written notice to Customer terminating this PEA with such termination being effective as of the date that such financial assurance was requested by Company.

10.	Obligation to Pay

If this PEA is terminated for any reason, other than as contemplated in paragraph 13, then Customer shall pay to Company, within fifteen (15) days of receipt of an invoice from Company, an amount equal to the amount described in Schedule "C", provided however if this PEA is terminated after July 1, 2011 Customer shall pay to Company an amount equal to the aggregate of amounts described in Schedules "C" and "D".

Notwithstanding the foregoing, if this PEA is terminated by Company after July 1, 2011 pursuant to paragraph 6 because:

(a)	Company did not receive Board of Director approval; or

(b)
subsequent to Company’s receipt of the certificate of public convenience and necessity issued by the NEB (on terms and conditions satisfactory to Company), Company did not receive one or more other Company Approvals,

Customer shall pay to Company an amount equal to the amount described in Schedule “C”, but shall not be liable for the amount described in Schedule “D”. Termination by Company pursuant to paragraphs 2, 4, 5, 7, 8 or 9 shall in no circumstances be considered failure by Company to receive Company Approvals.

If Customer fails to pay any invoice in full within the time herein required, interest on the unpaid portion shall accrue from the date such payment is first overdue until payment is made at a rate of interest equal to the prime rate of interest per annum of the Royal Bank of Canada, Main Branch, Calgary, Alberta applicable to Canadian dollar commercial loans on the date such payment is first overdue, plus three percent (3%) in addition thereto, and such interest shall be immediately due and payable.

11.	Limitation of Liability

Company shall not be liable to Customer or its directors, officers, consultants, agents, contractors or employees (collectively, "Customer Associates") for any suit, claim, demand, action, proceeding, loss, cost, expense (including solicitor and his own client fees), injury, death or damage whatsoever, howsoever caused and whether contractual or tortious (collectively, the "Losses"), asserted against or suffered or incurred by Customer or Customer Associates, except and to the extent that such Losses are caused by the gross negligence or wilful misconduct of Company.

Notwithstanding anything contained herein, neither Company nor Customer shall be liable for any indirect, consequential, punitive, exemplary or similar damages or any economic loss, business interruption loss, loss of profits or loss of anticipated profits sustained or incurred by either party as a result of this PEA. This paragraph 11 shall survive termination of this PEA.

12.	Title to Facilities

Customer acknowledges and agrees that Customer shall not acquire any right, title or interest whatsoever in the Facilities or any portion of the Facilities, or in any data, information, drawing, plan, equipment, service or work relating to the Facilities, the Pipeline Project or the Work, notwithstanding any amount paid or to be paid under or by virtue of this PEA.

13.	Completion of Work

Company shall perform the Work in a good and workmanlike manner in accordance with standard industry practices and shall proceed diligently with the Work with an estimated completion date prior to May 1, 2014.  Subject to the terms and conditions of this PEA, Company shall give Customer written notice upon completion of the Work.  Upon Customer's receipt of such completion notice, the Service Documents shall become effective and this PEA shall terminate; provided however, the rights and obligations under paragraphs 11 and 15 of this PEA shall survive termination of this PEA.

14.	Notices

Every notice, request, demand, statement, bill, invoice or other document required or permitted to be given hereunder shall be in writing and each of them and every payment provided for herein shall be personally delivered, sent by prepaid registered mail or sent by fax, email or other telecommunication addressed as follows:

Customer:	Quicksilver Resources Canada Inc.
One Palliser Square
2000, 125-9th Avenue SE Calgary, Alberta
T2G 0P8
	Attention:	Gas Marketing
	Fax:	403-262-6115

with a copy to:	Quicksilver Resources Inc.
801 Cherry Street, Suite 3700 –Unit 19
Fort Worth, TX 76102
USA
	Attention:	General Counsel
	Fax:	817-665-5021
	Email:	ccirone@qrinc.com

Company:	NOVA Gas Transmission Ltd.
450 – 1st Street SW
Calgary, Alberta T2P 5H1

	Attention:	Karl Johannson, Senior Vice President
Canadian and Eastern U.S. Pipelines
	Fax:	403-920-2317
	Email:	Karl_johannson@transcanada.com

Any notice may be given by personal delivery or by mailing the same, postage prepaid, in an envelope properly addressed to whom the notice is to be given and shall be deemed to be given four (4) Banking Days (excluding Saturdays, Sundays and statutory holidays) after the mailing thereof.  Any notice may also be given by fax, email or other telecommunication addressed to the person to whom such notice is to be given at such person's address for notice as set forth above, and any notice so given shall be deemed to have been given twenty-four (24) hours after transmission of same, Saturdays, Sundays and statutory holidays excepted.  Any notice may also be given by telephone followed immediately by letter, fax, email or other telecommunication and any notice shall be deemed to have been given as of the date and time of the telephone notice.  In the event of disruption of regular mail, every payment shall be personally delivered and every notice, request, demand, statement, bill, invoice or other document shall be given by one of the alternative means set out herein.

15.	Audit

All of Company's books, accounts and records in respect of the Work may be audited once by Customer or Customer's authorized representative during normal business hours at any time within twelve (12) months following the date upon which this PEA terminates; provided, however, that Customer gives reasonable notice of such audit to Company and Customer has paid to Company all amounts invoiced by Company pursuant to this PEA.  The expenses for any such audit shall be borne by Customer and the audit shall be conducted so as to cause a minimum of inconvenience to Company.  Company shall review and respond in a timely manner with respect to any discrepancy or question raised by Customer as a result of any such audit.  Any amounts that are determined to be owing as a result of any such audit shall be payable to the party that is owed such amount within thirty (30) days of such determination having been made.

16.	Currency

All dollar amounts indicated in this PEA are in Canadian currency.

17.	Compliance with Laws

Customer and Company shall comply with all laws, regulations, rules and orders applicable to the observance or performance of their respective obligations under this PEA.

18.	Further Assurances

Customer and Company shall provide such data and information, execute and deliver such further documents and instruments, give further assurances and perform such acts as may be reasonably required by the other party in order to carry out the purposes, intentions and provisions of this PEA.

19.	The Tariff

Customer has reviewed and is familiar with the terms, conditions and provisions of the Alberta System Tariff.  Company and Customer agree that any capitalized terms not defined herein shall have the meaning ascribed thereto in the Alberta System Tariff as amended from time to time or such other gas transportation tariff determined by Company to be applicable to the Pipeline Project.

20.	Assignment

Customer or Company may assign its rights and obligations pursuant to this PEA with the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, Company may assign to an Affiliate all or a portion of its interest to this PEA without the consent of Customer.  “Affiliate” means, in relation to Company, any company, corporation, partnership or association which (i) directly or indirectly controls Company; (ii) is directly or indirectly controlled by Company; or (iii) is directly or indirectly controlled by a company or corporation which directly or indirectly controls Company; where “controls”, “controlled by” and “under common control with” mean the possession directly or indirectly through one or more intermediaries, of more than 50% of the outstanding voting stock of the company in question, or the power to direct or cause the direction of management policies of, any person, whether through ownership of stock, as a general partner or trustee, by contract or otherwise. In the event of an assignment by Customer of all or a portion of its rights and obligations under this PEA with the consent of Company, Company shall, on Customer’s reasonable request, work with Customer to adjust, replace, or reduce (as applicable) Customer’s financial assurance obligations under paragraph 9 of this PEA following such assignment,  subject to the creditworthiness of such assignee, including but not limited to the long-term senior unsecured, unenhanced debt rating of the assignee and/or its owner(s).

21.	Entire Agreement and Amendments

This PEA sets forth the entire agreement between the Company and Customer with respect to the subject matter hereof, and supersedes and replaces all previous discussions, understandings and agreements (excluding any confidentiality agreements between the parties) respecting the subject matter hereof.  No amendment or variation of this PEA shall be of any force or effect whatsoever unless it is in writing and is signed both Company and Customer.

22.	Enurement

This PEA shall be binding upon and enure to the benefit of Company and Customer and each of their respective successors and permitted assigns.

23.	Severability

If the whole or any portion of any provision of this PEA or the application thereof to any circumstance shall be held invalid, unenforceable or superseded to any extent, the remainder of the provision in question, or its application to any circumstance other than that to which it has been held invalid or unenforceable, and the remainder of this PEA shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

24.	Governing Law

This PEA shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein, and each of Company and Customer irrevocably submit to the jurisdiction of the courts of the Province of Alberta for the interpretation and enforcement hereof.

25.	Counterpart Execution

This PEA and any document required to be signed by Company and Customer may be so executed in counterpart and a complete set of counterpart pages shall be provided to each party.  A facsimile signature shall be deemed to be an original signature.

IN WITNESS WHEREOF Company and Customer have executed this PEA as of the date first above written.

QUICKSILVER RESOURCES CANADA INC.
By:	/s/ Philip Cook
Name: Philip Cook
Title: Vice President--Finance

NOVA GAS TRANSMISSION LTD.

By:	/s/ Stephen M. V. Clark
Name: Stephen M. V. Clark
Title: Vice President, Commercial

By:	/s/ Karl Johannson
Name: Karl Johannson
Title: President

SCHEDULE "A"
Attached to and forming part of a PEA dated as of April 6th, 2011 between Company and Customer

Facilities

	Facility	Description	Total Estimated Cost of the Work	Customer’s Proportionate Share of the Work	Customer’s Estimated Proportionate Cost of the Work
1	Pipeline	Approximately 100 Kilometers of NPS 36 pipeline from a-66-A/94-O-15 to d-64-J/94-P-4. (Note: The diameter of the Pipeline has not been finalized); and	$260,000,000.00	100%	$260,000,000.00
2	Meter Station	Type 2-16104U (2 NPS 10 ultrasonic meters and NPS 16 yard piping) with sour gas monitoring, containment and pull back facilities (Note: The meter station type has not been finalized)	$5,000,000.00	100%	$5,000,000.00
		Total	$265,000,000.00	100%	$265,000,000.00

SCHEDULE "B"
Attached to and forming part of a PEA dated as of April 6th, 2011 between Company and Customer

Service Documents

(Attached)

Summary of attached Service Documents:

Contract Number	Contract Volume	Contract Term	Estimated Start Date
2011469022	2,832.8 E3M3/d	10 years Primary Term + 0 years Secondary Term	May 1, 2014
2011469023	2,832.8 E3M3/d	6 years Primary Term + 0 years Secondary Term	May 1, 2018
2011469024	2,832.8 E3M3/d	4 year Primary Term + 0 years Secondary Term	May 1, 2020

[Remainder of page intentionally left blank]

FT-R
Schedule of Service
NOVA Gas Transmission Ltd.

SCHEDULE OF SERVICE
RATE SCHEDULE FT-R

Cust   Customer:                   Quicksilver Resources Canada Inc.
Schedule of Service Number	Receipt Point Number and Name	Legal Description	Maximum Receipt Pressure kPa	Secondary Term Start Date	Service Termination Date	Receipt Contract Demand 103m3/d	Price Point	Additional Conditions
2011469022	42305:Fortune Creek	a-66-A/94-O-15	9930	N/A See Condition 1	See Condition 1	2832.8	A	See Condition 2

THIS SCHEDULE FORMS PART OF SERVICE AGREEMENT DATED FEBRUARY 7, 2003 AND SHALL BE DEEMED TO BE ATTACHED THERETO.

QUICKSILVER RESOURCES CANADA INC.		NOVA GAS TRANSMISSION LTD.
Per:	/s/ Philip Cook	Per :	/s/ Dave Murray

Per:	Philip Cook Vice President--Finance	Per :	Dave Murray Manager, Supply Commercial West

Effective Date: November 1, 2010

FT-R
Schedule of Service
NOVA Gas Transmission Ltd.
Attachment 1
 Conditions:

1. Customer has requested and Company has agreed that the Primary Term of this Schedule of Service shall be 10 years and the Secondary Term shall be 0 years. This Schedule of Service shall terminate and be of no further force and effect on the day that is 10 years plus any partial month from the Billing Commencement Date for the Service described herein. This Schedule of Service will be subject to the applicable rates, tolls, charges, terms and conditions, and contract term that are in effect on the Billing Commencement Date and any amendments thereto from time to time.  Once Company determines the Billing Commencement Date, Company and Customer agree that the Service Termination Date for the Service described herein shall be as set out in Company’s letter to Customer declaring the Billing Commencement Date.

2. This Schedule of Service becomes a binding obligation on the Company only upon and not prior to the date Company:

i)
receives all permits, certificates, licenses, jurisdictional approvals, project approvals and authorizations Company determines necessary on terms and conditions satisfactory to Company for the provision of  Service described herein;

ii)	has completed the construction of facilities which are located downstream of the Fortune Creek meter station it determines necessary to provide the Service described herein; and

iii)	delivers notice to Customer of the Billing Commencement Date for the Service described herein.

FT-R
Schedule of Service
NOVA Gas Transmission Ltd.

SCHEDULE OF SERVICE
RATE SCHEDULE FT-R

Cust     Customer:                     Quicksilver Resources Canada Inc.
Schedule of Service Number	Receipt Point Number and Name	Legal Description	Maximum Receipt Pressure kPa	Secondary Term Start Date	Service Termination Date	Receipt Contract Demand 103m3/d	Price Point	Additional Conditions
2011469023	42305:Fortune Creek	a-66-A/94-O-15	9930	N/A See Condition 1	See Condition 1	2832.8	A	See Condition 2

THIS SCHEDULE FORMS PART OF SERVICE AGREEMENT DATED FEBRUARY 7, 2003 AND SHALL BE DEEMED TO BE ATTACHED THERETO.

QUICKSILVER RESOURCES CANADA INC.		NOVA GAS TRANSMISSION LTD.
Per:	/s/ Philip Cook	Per :	/s/ Dave Murray

Per:	Philip Cook Vice President--Finance	Per :	Dave Murray Manager, Supply Commercial West

Effective Date: November 1, 2010

FT-R
Schedule of Service
NOVA Gas Transmission Ltd.
Attachment 1
 Conditions:

1. Customer has requested and Company has agreed that the Primary Term of this Schedule of Service shall be 6 years and the Secondary Term shall be 0 years. This Schedule of Service shall terminate and be of no further force and effect on the day that is 6 years plus any partial month from the Billing Commencement Date for the Service described herein. This Schedule of Service will be subject to the applicable rates, tolls, charges, terms and conditions, and contract term that are in effect on the Billing Commencement Date and any amendments thereto from time to time.  Once Company determines the Billing Commencement Date, Company and Customer agree that the Service Termination Date for the Service described herein shall be as set out in Company’s letter to Customer declaring the Billing Commencement Date.

2. This Schedule of Service becomes a binding obligation on the Company only upon and not prior to the date Company:

i)
receives all permits, certificates, licenses, jurisdictional approvals, project approvals and authorizations Company determines necessary on terms and conditions satisfactory to Company for the provision of  Service described herein;

ii)	has completed the construction of facilities which are located downstream of the Fortune Creek meter station it determines necessary to provide the Service described herein; and

iii)	delivers notice to Customer of the Billing Commencement Date for the Service described herein.

FT-R
Schedule of Service
NOVA Gas Transmission Ltd.
Attachment 1
 Conditions:

1. Customer has requested and Company has agreed that the Primary Term of this Schedule of Service shall be 4 years and the Secondary Term shall be 0 years. This Schedule of Service shall terminate and be of no further force and effect on the day that is 4 years plus any partial month from the Billing Commencement Date for the Service described herein. This Schedule of Service will be subject to the applicable rates, tolls, charges, terms and conditions, and contract term that are in effect on the Billing Commencement Date and any amendments thereto from time to time.  Once Company determines the Billing Commencement Date, Company and Customer agree that the Service Termination Date for the Service described herein shall be as set out in Company’s letter to Customer declaring the Billing Commencement Date.

2. This Schedule of Service becomes a binding obligation on the Company only upon and not prior to the date Company:

i)
receives all permits, certificates, licenses, jurisdictional approvals, project approvals and authorizations Company determines necessary on terms and conditions satisfactory to Company for the provision of  Service described herein;

ii)	has completed the construction of facilities which are located downstream of the Fortune Creek meter station it determines necessary to provide the Service described herein; and

iii)	delivers notice to Customer of the Billing Commencement Date for the Service described herein.

SCHEDULE "C"

Attached to and forming part of a PEA dated as of April 6th, 2011 between Company and Customer

Customer shall pay to Company an amount equal to Customer’s Proportionate Share (as defined below) of  the aggregate of all costs and expenses, including any carrying costs and interest,  paid or incurred by Company, or for which Company is or may become liable up to the Customer’s Authorized Amount, in the performance of the Work up to and including two (2) Banking Days following the date that Company or Customer, as the case may be, receives notice terminating this PEA, including without limitation all cancellation and shut down costs paid or to be paid by Company, plus interest thereon at an annual rate of interest equal to one percent (1%) over and above the prime rate of interest announced from time to time by the Royal Bank of Canada, Main Branch, Calgary, Alberta, calculated from the later of the termination date or the date such costs and expenses were paid by Company until and including the date of payment by Customer. “Customer’s Proportionate Share” shall mean the percentage set out under the column “Customer’s Proportionate Share of the Work” in Schedule “A” as amended from time to time.

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SCHEDULE "D"

Attached to and forming part of a PEA dated as of April 6th, 2011 between Company and Customer

The cumulative present value of revenues for a period equal to the Secondary Term is $26,424,600.

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